FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

   Dr. Richard Lee
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   (Last)               (First)                 (Middle)

   6/F TAL Building, 49 Austin Road
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                                    (Street)

   Kowloon             Hong Kong
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Phillips-Van Heusen Corporation; PVH
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   N/A
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4. Statement for Month/Year

   June/1995**
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [X]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X]  Form filed by One Reporting Person
   [ ]  Form filed by More than One Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                       6.
                                                        4.                              5.             Owner-
                                                        Securities Acquired (A) or      Amount of      ship
                                           3.           Disposed of (D)                 Securities     Form:     7.
                                           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                             2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                           Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security            Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                   (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock, par value
$1.00 per Share              6/27/95        P                24,207      A     $18       2,860,001      I         By Vaneton
                                                                                                                  International,
                                                                                                                  Inc.
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

** Shares purchased by Vaneton International Inc. which are the subject of this report were a part of a transaction to purchase a total of 2,860,001 shares, of which 2,835,794 shares were reported on March 31, 1995.
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* If the form is filed by more than one Reporting Person, see Instruction
4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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

      ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Dr. Richard Lee


By: /s/ Edward H. Cohen                                       July 16, 1998
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** Authorized Signatory                                           Date

      Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.